Stillwater Mining Reports 2009 Results

COLUMBUS, MT -- (Marketwire - February 25, 2010) - STILLWATER MINING COMPANY (NYSE: SWC)

--  PGM prices improve throughout 2009
--  Mine production and cost performance exceed guidance, validating late
    2008 operation restructuring plan
--  Recycling business steadily strengthening
--  Prior production and cost guidance for 2010 maintained
--  Completion of second electric furnace increasing processing capacity
--  Full-year $9.2 million loss includes an $8.1 million fourth-quarter charge for a debenture exchange

Stillwater Mining Company today reported a 2009 net loss of $9.2 million, or $0.10 per diluted share, on revenues of $394.4 million. Factoring into the net loss in 2009 was an $8.1 million non-cash charge related to the issuance during the fourth quarter of approximately 1.8 million common shares in exchange for $15 million principal amount of the Company's outstanding 1.875% convertible debentures. Results for the year also reflect significant operating losses early in 2009 as the Company implemented a restructuring plan in response to the steep drop in platinum-group metal (PGM) prices during the second half of 2008.

The 2009 net loss compares to a full-year 2008 net loss of $116.9 million, or $1.26 per fully diluted share, on revenues of $855.7 million. The 2008 net loss included a $67.3 million impairment charge at the East Boulder Mine, a $26.0 million provision for uncollectable recycling advances, a $5.4 million charge for restructuring and $6.8 million of other charge-offs. These charges all related to the 2008 collapse in PGM prices in conjunction with the worldwide financial crisis. Most of the revenue decline between 2008 and 2009 was attributable to the contraction in recycling volumes experienced during 2009.

The Company's reported net loss for the fourth quarter of 2009 was $6.2 million, or $0.07 per diluted share, on revenues of $101.8 million. The fourth quarter loss included the $8.1 million loss on issuance of common shares in exchange for $15 million of the Company's convertible debentures. For the fourth quarter of 2008, the Company reported a net loss of $133.8 million, or $1.43 per share, on revenues of $182.0 million. The 2008 fourth quarter also included the effect of the 2008 loss provisions noted above.

The Company had previously reported that its fourth-quarter 2009 exchange of common shares for a small portion of its outstanding convertible debentures would result in recording a non-operating, non-cash charge of $8.1 million in the fourth quarter. Management viewed this transaction as improving the Company's long-term liquidity position at economically advantageous terms; however, accounting principles required that the fair value of any shares issued in such an exchange in excess of the 42.5351 shares per debenture conversion ratio specified in the indenture be treated as expense. Consequently, the Company recognized a non-cash "inducement loss" of $8.1 million on the exchange transaction.

Without this charge, the full-year 2009 loss would have been reduced to $1.1 million and earnings in the 2009 fourth quarter would have been positive at $1.9 million, reflecting better operating results and improved metal pricing as the year 2009 progressed.

Production improved in 2009 at the Company's two palladium and platinum mines located in south-central Montana. The mines produced a total of 529,900 ounces of palladium and platinum during 2009, an increase of 6.2% from the 498,900 ounces produced in 2008. Production at the Company's Stillwater Mine increased to 393,800 ounces from the 349,400 ounces during 2008, while East Boulder Mine production declined to 136,100 ounces from 149,500 ounces in 2008. Stillwater Mine's increased production reflected added manpower transferred in from East Boulder Mine and improved mining productivities in active mining areas. The reduced East Boulder Mine production resulted in part from operational restructuring and downsizing during the fourth quarter of 2008.

Production costs also improved in 2009 compared to the year earlier. Total cash costs, after by-product and recycling credits, were $360 per ounce or 11% below 2008 total cash costs of $405 per ounce. By-product and recycling credits in 2009 were lower due to prices and recycling volumes, so if total cash costs are considered before the benefit of by-product and recycling credits, 2009 total cash costs as adjusted would be $416 per ounce, or 24% below the comparable $544 per ounce for 2008. Cost containment and productivity improvements were realized at both mines. Stillwater Mine's total cash costs (with the benefit of credits) averaged $344 per ounce in 2009, or 10% better than the $383 per ounce achieved in 2008; excluding credits, the 2009 improvement over 2008 increases to 23%. East Boulder mine costs (with the benefit of credits) averaged $407 per ounce in 2009, 11% better than $456 per ounce in 2008; before credits, the 2009 improvement over 2008 increases to 23%.

Combined sales realizations improved through the year 2009 for mined palladium and platinum ounces and averaged $549 per ounce, which was down from the $630 per ounce (net of hedging losses) realized in 2008. Although average metal prices were lower during 2009 than in 2008, they improved steadily as 2009 progressed. Fourth quarter 2009 sales realizations strengthened somewhat to average $579 per ounce, compared to $498 per ounce averaged during the fourth quarter of 2008.

The Company's smelting and refining complex in Columbus, Montana processes mine concentrates and recycles spent catalyst materials received from third parties. A portion of the recycling material is purchased for the Company's own account and the balance is toll processed on behalf of others. Volumes of recycling materials processed fell off in late 2008 and into 2009 reflecting significantly lower material available in the market as the steep drop in PGM prices reduced the incentive to recycle automotive catalysts. In total, the Company processed recycling material containing 251,000 ounces of platinum, palladium and rhodium through the smelter and refinery during 2009, down 36.9% from the 398,100 ounces recycled during 2008. Prices steadily strengthened during 2009, and in the fourth quarter of 2009 the Company fed 90,900 recycling ounces to the smelter, compared to 79,000 ounces fed in the same period of 2008. The recycling segment had net income for the year 2009 of $5.9 million (including financing income), compared to earnings of $6.7 million in 2008.

Speaking to the Company's 2009 performance, Francis R. McAllister, Stillwater Chairman and CEO, commented: "Despite reporting a loss for 2009, overall we are extremely pleased with the Company's performance for the year. As 2009 began, we were just completing a major operational restructuring that by year-end 2009 had reduced our total workforce, including contractors, by 27%. Prices of PGMs, our principal product, had literally collapsed during the second half of 2008 as the worldwide economic situation deteriorated. We shut down the East Boulder Mine for several weeks in December 2008 while we reassessed its viability at the PGM prices then prevailing. When it reopened, it had far fewer employees and a new operating model that focused closely on achieving positive operating margins. The Company's revised 2009 capital and operating plan projected that, if PGM prices did not decline further and with steep spending cutbacks, the Company would be able to operate at cash breakeven for the year. That was our plan.

"The price decline in PGMs coincided with the general sharp fall in all commodity prices as the world economy contracted. PGM prices eroded in response to reduced automotive demand, particularly in the U.S. and Western Europe, aggravated by investors and automobile companies liquidating their long PGM positions in order to cover cash calls or otherwise raise cash. The resulting imbalance between sellers and buyers pulled down PGM prices to a level which by the end of 2008 reportedly had left about 40% of PGM mining operations worldwide selling at prices below their marginal cost of production.

"We reopened the East Boulder Mine with a new, decentralized structure where several relatively self-sufficient teams were each assigned responsibility for operating a specific area of the mine. At the same time, a large contingent of East Boulder miners were transferred to the Stillwater Mine, where there were opportunities to utilize them productively to replace higher-cost contract miners.

"By almost any measure, the plans we implemented at the end of 2008 for 2009 turned out to be a stunning success. Thanks largely to the dedicated and focused effort of our employees, productivities increased and costs declined during 2009 at both mining operations even beyond what was projected in the plan. Mine production overall increased by 6.2% year on year, and the East Boulder Mine, after laying off more than half its workforce, still produced at 91% of its 2008 level. Despite cutting back total Company-wide capital expenditures by 52% to $39.5 million in 2009 from $82.3 million in 2008, the Stillwater Mine still achieved enough development in 2009 to sustain its current level of operations, and by the fourth quarter of 2009 the East Boulder Mine had reached a development rate sufficient to sustain its operating level. We announced our intention early in 2009 to manage the Company in an effort to at least maintain liquidity (defined for this purpose as cash plus short-term investments) at the $180.8 million level reported at December 31, 2008. In fact, thanks to the Company's improved cost profile and stronger PGM prices, our available liquidity by the end of 2009 had increased to $201.2 million."

Turning to the Company's recycling business, Mr. McAllister stated: "Recycling is a very attractive and profitable business for us that utilizes available capacity in the Company's smelting and refining facilities at very little incremental cost. However, in 2008, when PGM prices dropped so precipitously, the Company recorded a $26.0 million loss provision on advances for recycling material that had become uncollectable. The value of the PGMs in catalytic converters dropped along with the price, and in 2009 we saw a steep decline in the volumes of recycled material available in the market as the economic incentive to collect catalytic converters was reduced. These lower recycling volumes in 2009 resulted in less earnings and cash flow from the recycling segment, and therefore less economic support for the mining operations.

"During 2009, we revisited our recycling business model and restructured some of our operating arrangements. These changes have reduced the amount of working capital tied up in the recycling business and have broadened our business platform. We also are implementing some structural and technical changes that are helping to improve our competitive position in the industry. In May of 2009 we completed construction of a new, second electric furnace in our Columbus smelter, which has increased our processing capacity and reduced our dependence on a single smelting unit. Over the course of 2009, as PGM prices gradually strengthened, we also saw the availability of recycling material increase.

Commenting on the Company's outlook for 2010, Mr. McAllister noted, "While we are optimistic that most of the operational gains achieved during 2009 can be sustained and perhaps even improved upon in 2010, our Board recently engaged the independent engineering firm of Pincock, Allen & Holt to review and comment upon the sustainability of the 2009 changes. I will comment more on their findings in our annual report.

"By way of guidance for 2010, as we advised previously our current plan calls for a combined average total cash cost per ounce across both mines of $360 per ounce for the year. (Total cash cost per ounce is a non-GAAP measure of extraction efficiency that we discuss in more detail in our 2009 Annual Report on Form 10-K.) The corresponding measure for 2009 averaged $360 per ounce, so the 2010 guidance assumes the Company will hold the line on this measure. Because total cash costs per ounce include the benefit of a credit for recycling activities, should recycling volumes continue to strengthen, total cash costs per ounce could improve further.

"Capital expenditures for 2010 are projected at about $50 million, up from $39.5 million in 2009, which allows for some expanded mine development during 2010 relative to the very constrained 2009 program. However, if PGM prices remain strong, the Company may consider expanding its capital expenditures modestly to include some more discretionary projects, as well."

With regard to production guidance for 2010, Mr. McAllister continued: "Mine production for 2010 is projected at 515,000 PGM ounces, as we disclosed previously. This guidance is actually a little lower than the 529,900 ounces that we produced in 2009. Our management focus in 2010, however, will continue to center on strengthening our cost performance and improving mining efficiency, rather than on seeking to maximize mine production. The Company faces a significant milestone at the end of 2010, when our PGM supply agreement with Ford Motor Company will expire. The guaranteed floor prices in the Ford agreement to a large extent have protected the Company in the past from downward cycles in PGM prices. Without the benefit of these guaranteed floors after 2010, we will need to be sure we are operating as efficiently as possible -- truly as a low-cost operator, given our palladium to platinum ratio in the industry. "One other area of critical focus for us in 2010 will be our safety performance company-wide. Our normally excellent reportable incident rate deteriorated a bit during 2009, a result that is simply unacceptable. We are working very hard to address workplace safety and believe we are making progress overall, but considerable work remains to be done.

"In summary," Mr. McAllister concluded, "during 2010 we will continue to focus on the sustainability of our operations, both in terms of maintaining a developed state and in improving our mining efficiency. We are also focused on growing the Company's recycling business. If PGM prices remain at or near their recent levels, this should result in improved cash operating margins on our mining operations. However, if PGM prices were to cycle downward again, our relatively strong cash position and improved mining efficiency should help the Company to endure financially through such a downturn."

Cash Flow and Liquidity

At December 31, 2009, the Company's available cash and cash equivalents (excluding $38.0 million of restricted cash) totaled $166.7 million, down $14.5 million from the beginning of the fourth quarter but up $4.9 million from December 31, 2008. If we add to this the Company's available-for-sale investments, the total of available cash and investments at December 31, 2009, was $201.2 million, up $1.1 million from $200.1 million at the end of the third quarter and up $20.4 million since the beginning of 2009. The change in cash and investments during the fourth quarter reflected the benefit of stronger metal prices, largely offset by increased investment in working capital. For the full year, the increased cash and investments reflect a focused effort to conserve cash, as well as the benefit of improved PGM prices. Working capital associated with the recycling business, constituting marketable inventories and related recycling advances, increased to $28.6 million at the end of 2009, from $18.2 million at the end of the third quarter and $22.1 million at the end of 2008. The growth in recycling working capital during the 2009 fourth quarter reflected both increasing PGM prices and some recovery in recycling volumes processed. If these inventories and advances are also considered as an element of liquidity, then the Company's resulting available liquidity was $229.8 million at December 31, 2009, as compared to $218.3 million at the end of the 2009 third quarter and $202.9 million at the end of the 2008.

Net cash provided by operating activities (which includes changes in working capital) totaled $8.0 million in the 2009 fourth quarter and $59.7 million for the full year. By comparison, $70.7 million of cash was provided from operations in the fourth quarter of 2008 and $114.2 million for the full year 2008. The decline between years reflected much weaker cash generation from recycling in 2009 and generally lower average realized prices in 2009 for PGMs.

Capital expenditures in 2009 totaled $39.5 million, of which $7.3 million pertained to the 2009 fourth quarter. Capital spending in 2008 totaled $82.3 million, of which $19.0 million was spent during the fourth quarter of 2008. Capital expenditures were deliberately cut back sharply in 2009 in order to conserve the Company's available cash.

Outstanding debt at December 31, 2009, was $196.0 million. The Company's total debt includes $166.5 million outstanding in the form of convertible debentures due in 2028 and $29.5 million of Exempt Facility Revenue Bonds due in 2020.

Fourth Quarter Results -- Details

In the fourth quarter of 2009, the Company's mining operations produced 138,300 ounces of palladium and platinum, including 102,800 ounces from the Stillwater Mine and 35,500 ounces from East Boulder Mine. For the comparable quarter of 2008, Stillwater Mine produced 92,200 ounces and East Boulder Mine 31,500 ounces of palladium and platinum. The 11.8% increase in total output between 2009 and 2008 is mostly a result of improved mining efficiencies, although the East Boulder Mine also was shut down for a couple of weeks during the fourth quarter of 2008.

In the 2009 fourth quarter total cash costs, after by-product and recycling credits, were $352 per ounce, a 24% improvement over the fourth quarter 2008 average of $463 per ounce. By the fourth quarter of 2009, PGM prices and recycling volumes had recovered sufficiently that by-product and recycling credits exceeded their levels in the fourth quarter of 2008. Excluding the benefit of by-product and recycling credits, total cash costs in the fourth quarter of 2009 averaged $404 per ounce, 20% better than the $507 per ounce averaged in the fourth quarter of 2008.

Sales from mine production totaled 128,000 ounces in the fourth quarter of 2009 at an overall average realization of $579 per ounce, compared to 132,500 at $498 per ounce in the fourth quarter of 2008. The Company's average realization on palladium sales from mine production was $374 per ounce in the 2009 fourth quarter, compared to $368 per ounce in the same period of 2008, as contractually guaranteed floor prices helped sustain realizations in both periods. The comparable average realization on platinum, net of contractual price caps, was $1,296 per ounce in the fourth quarter of 2009, up markedly from $929 per ounce in the 2008 fourth quarter.

During the fourth quarter of 2009, the Company processed about 90,900 ounces of PGMs from recycled catalytic materials. By comparison, in the fourth quarter of 2008 the Company processed about 79,000 ounces of recycled material. The Company processes both recycled material it purchases from third parties and material it toll processes on behalf of others for a fee.

Revenues for the fourth quarter 2009 totaled $101.8 million, down 44.1% from $182.0 million realized in the fourth quarter of 2008. Proceeds from sales of mined PGMs totaled $80.2 million in the 2009 fourth quarter, up from $69.7 million in the same quarter of 2008, reflecting higher PGM prices during the fourth quarter 2009. Recycling revenues decreased to $21.6 million in the fourth quarter of 2009 from $111.0 million in the 2008 fourth quarter, because of the lower sales volumes in 2009. Resales of finished metal purchased in the open market generated $1.4 million in revenue during the fourth quarter of 2008 with no comparable resales taking place during the same period in 2009.

Costs of metals sold (before depreciation and amortization expense) decreased to $73.1 million in the 2009 fourth quarter from $187.8 million in the fourth quarter of 2008. Mining costs included in costs of metals sold decreased to $52.4 million in the 2009 fourth quarter from $76.1 million in the 2008 fourth quarter, reflecting lower commodity prices for materials consumed in mining and improved mining productivities. Recycling costs, largely comprised of the cost to purchase spent catalytic materials for processing, totaled $20.7 million in the fourth quarter of 2009, compared to $110.4 million in the fourth quarter of 2008, mostly reflecting greater volumes of toll material recycled in the fourth quarter 2009. The cost to purchase 6,000 ounces of palladium for resale added $1.4 million to fourth quarter 2008 costs. There were no corresponding purchases for resale during fourth quarter 2009.

Depreciation and amortization expense decreased to $17.6 million in the 2009 fourth quarter from $21.5 million in the same period of 2008. The decrease is attributable to the East Boulder Mine asset impairment recorded at the end of 2008, reducing 2009 amortization rates.

General and administrative ("G&A") costs increased to $8.0 million in the fourth quarter of 2009 from $4.6 million in the 2008 fourth quarter, reflecting a shift toward more non-cash compensation for salaried employees during 2009.

The net loss of $6.2 million recorded for the fourth quarter 2009 included, by business segment, $10.2 million of income from mining operations and $1.1 million income from recycling activities (including financing income), less corporate costs including $7.9 million of G&A expense and about $1.5 million of unallocated net interest expense. There was also a non-cash inducement loss of $8.1 million recorded in fourth quarter 2009, reflecting the value of excess shares issued in a transaction that exchanged equity for outstanding debt during the 2009 fourth quarter.

The net loss of $133.8 million for the fourth quarter of 2008 included, by business segment, $27.8 million of loss from mining operations and $0.6 million of income from recycling activities, less corporate costs including $10.4 million of G&A expense and about $0.4 million of unallocated net interest income. The 2008 fourth-quarter loss also included a $67.3 million impairment adjustment at the East Boulder Mine, a $26.0 million write-down in the value of advances for inventory purchases, and a $3.4 million write-down of trade receivables.

Year End Results -- Details

For the full year 2009, Stillwater Mining Company produced 529,900 ounces of palladium and platinum from its mining operations, including 393,800 ounces from the Stillwater Mine and 136,100 ounces from the East Boulder Mine. In 2008, the Company's mines produced 498,900 ounces -- 349,400 ounces at Stillwater and 149,500 ounces at East Boulder. The stronger production during 2009 reflected the benefit of a restructuring at the East Boulder Mine and generally improved operating efficiencies at both mines.

Palladium and platinum sold from mine production during 2009 totaled 515,700 ounces at an overall average realization of $549 per ounce, compared to 514,100 ounces sold during 2008 at a combined average realization of $630 per ounce. Broken out by metal, total sales from mine production in 2009 included 392,800 ounces of palladium at an average realization, with the benefit of contract floor prices, of $365 per ounce and platinum sales of 122,900 ounces at an average realization, net of the contractual price ceiling, of $1,137 per ounce. In 2008, sales of mined palladium totaled 398,600 ounces at an average realized price, including the benefit of floor prices, of $410 per ounce and platinum sales totaled 115,500 ounces at an average price, net of hedging losses and the price ceiling, of $1,387 per ounce in 2008.

The level of recycling activity decreased during 2009, with a total of 251,000 ounces of spent catalytic material processed, down from 398,100 ounces processed in 2008. The Company processed both material purchased from third parties and material toll processed on behalf of third parties for a fee.

Total Company revenues for 2009 equaled $394.4 million, down sharply from $855.7 million of revenue in the previous year, as lower PGM prices and lower recycling volumes prevailed in 2009. Sales of mined PGM ounces contributed $306.9 million to 2009's total revenue and $360.4 million to 2008 revenue, driven mostly by price. Recycling revenues contracted to $81.8 million in 2009 from $475.4 million in 2008, as the volume of recycled materials processed decreased, coupled with larger volumes of toll material processed. Other sales, mostly of metal purchased to meet resale obligations, contributed $5.8 million to 2009 revenue, down from $20.0 million in 2008.

Costs of metals sold, excluding depreciation and amortization expense, decreased by 61.3% to $291.4 million for 2009 from $753.2 million in 2008, driven mostly by recycling activity. The costs of mining operations included in these numbers improved by 26.3% to $209.1 million in 2009 from $283.8 million in 2008, reflecting the productivity efficiencies at the mines and lower commodity prices for materials consumed in mining. Recycling costs of metals sold decreased by 83.0% to $76.5 million from $449.5 million in 2008. Most of the costs of recycling represent costs to purchase the spent catalyst material itself, as the actual processing is a relatively small portion of the total cost. Costs of other miscellaneous metals purchased for resale totaled $5.7 million in 2009, down from $19.9 million.

Depreciation and amortization expense decreased to $70.4 million in 2009 from $83.0 million in 2008. The decrease reflects the lower amortization rates in 2009 due mostly to the East Boulder asset impairment recorded at the end of 2008.

G&A costs decreased during 2009 to $28.9 million from $32.6 million in 2008, including provisions against trade receivables, long-term investments and advances as well as marketing and exploration expenses. The discretionary share of marketing and exploration spending was largely eliminated during 2009 to conserve cash. The Company recorded an $8.1 million inducement loss in 2009 for shares issued in a transaction exchanging equity for outstanding debt. The Company also recorded several special provisions in 2008, including the impairment charge at East Boulder mine of $67.3 million, a $26.0 million write-down in the value of advances for recycling inventory purchases, a $5.4 million charge for restructuring costs, a $3.4 million write-down of long term investments, and a $3.4 million provision against trade receivables.

The Company's net loss for the full year 2009 was $9.2 million. Breaking this out by business segment, mining operations contributed $26.9 million and recycling contributed $5.9 million of earnings (including financing income). At the corporate level, G&A expense totaled $28.2 million and unallocated interest expense equaled $5.7 million. The $8.1 million inducement loss increased the full year loss on other corporate activities to $36.3 million.

The Company's net loss for the full year 2008 was $116.9 million. Breaking this out by business segment, before valuation adjustments mining operations lost $6.4 million, recycling contributed $32.7 million of earnings (including financing income), and miscellaneous metal transactions generated $0.1 million of income. At the corporate level, G&A expense (including marketing and exploration programs) totaled $41.4 million and unallocated interest expense equaled $5.6 million. The special provisions noted above reduced 2008 earnings by $105.5 million. After all adjustments, mining operations in 2008 reported a loss of $73.7 million, recycling operations a profit of $6.7 million, and other corporate activities lost $49.9 million.

Stillwater Mining Company will host its 2009 year-end results conference call at 12:00 noon Eastern Daylight Time on February 25, 2010. The conference call dial-in numbers are 800-700-7133 (U.S.) and 612-332-0107 (International). The conference call will simultaneously be webcast on the Internet via the Company's website at www.stillwatermining.com. To access the conference call on the Company's website, go to the Investor Relations section under Presentations and click on the link to the conference call. A replay of the conference call will be available on the Company's website or by a telephone replay, numbers (800) 475-6701 (U.S.) and (320) 365-3844 (International), access code 148394, through March 4, 2010, ending at 11:59 p.m. Eastern Daylight Time.

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding the duration and overall effects of the current worldwide financial and credit crises, the effects of restructuring the Company's operations and maintaining a skilled work force, the automotive market and the health of the automobile manufacturers, expansion plans and realignment of operations, costs, grade, production and recovery rates, permitting, labor matters, financing needs and the terms of future credit facilities, capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation and the palladium and platinum market. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2009 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

        Financial Statements, Ore Reserves and Key Factors Tables

Stillwater Mining Company
Statements of Operations and Comprehensive Loss
(Unaudited)
(in thousands, except per share data)

                              Three months ended     Twelve months ended
                                 December 31,            December 31,
                            ----------------------  ----------------------
                               2009        2008        2009        2008
                            ----------  ----------  ----------  ----------
REVENUES
  Mine production           $   80,201  $   69,657  $  306,892  $  360,364
  PGM recycling                 21,622     110,956      81,788     475,388
  Other                              -       1,423       5,752      19,980
                            ----------  ----------  ----------  ----------
      Total revenues           101,823     182,036     394,432     855,732
COSTS AND EXPENSES
  Costs of metals sold
    Mine production             52,386      76,060     209,140     283,793
    PGM recycling               20,728     110,352      76,483     449,497
    Other                            -       1,423       5,741      19,892
                            ----------  ----------  ----------  ----------
      Total costs of metals
       sold                     73,114     187,835     291,364     753,182
  Depreciation and
   amortization
    Mine production             17,572      21,445      70,239      82,792
    PGM recycling                   44          48         178         192
                            ----------  ----------  ----------  ----------
      Total depreciation
       and amortization         17,616      21,493      70,417      82,984
                            ----------  ----------  ----------  ----------
        Total costs of
         revenues               90,730     209,328     361,781     836,166

  Marketing                        385         762       1,987       5,705
  Restructuring                      -       5,420           -       5,420
  General and
   administrative                7,480       3,761      25,080      26,712
  Impairment of long-term
   investments                       -         345         119       3,374
  Loss on trade receivables          -       3,410         595       3,410
  Loss on advances for
   inventory purchases               -      25,999         456      25,999
  Impairment property,
   plant and equipment               -      67,254           -      67,254
  Loss on disposal of
   property, plant and
   equipment                        87          66         689         196
                            ----------  ----------  ----------  ----------
        Total costs and
         expenses               98,682     316,345     390,707     974,236
OPERATING INCOME (LOSS)          3,141    (134,309)      3,725    (118,504)
OTHER INCOME (EXPENSE)
  Other                              3           -          79         144
  Interest income                  375       2,197       1,846      11,103
  Interest expense              (1,619)     (1,725)     (6,801)     (9,718)
  Induced conversion loss       (8,097)          -      (8,097)          -
                            ----------  ----------  ----------  ----------
LOSS BEFORE INCOME TAX
 BENEFIT                        (6,197)   (133,837)     (9,248)   (116,975)
Income tax benefit                  30          32          30          32
                            ----------  ----------  ----------  ----------
NET LOSS                    $   (6,167) $ (133,805) $   (9,218) $ (116,943)
                            ----------  ----------  ----------  ----------
Other comprehensive income
 (loss), net of tax                (69)        (55)         70       5,865
                            ----------  ----------  ----------  ----------
COMPREHENSIVE LOSS          $   (6,236) $ (133,860) $   (9,148) $ (111,078)
                            ==========  ==========  ==========  ==========
Weighted average common
 shares outstanding
  Basic                         96,617      93,481      94,852      93,025
  Diluted                       96,617      93,481      94,852      93,025
Basic loss per share
                            ----------  ----------  ----------  ----------
        Net loss            $    (0.07) $    (1.43) $    (0.10) $    (1.26)
                            ==========  ==========  ==========  ==========
Diluted loss per share
                            ----------  ----------  ----------  ----------
        Net loss            $    (0.07) $    (1.43) $    (0.10) $    (1.26)
                            ==========  ==========  ==========  ==========

Stillwater Mining Company
Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

                                                December 31,  December 31,
                                                    2009          2008
                                                ------------  ------------
ASSETS
  Current assets
    Cash and cash equivalents                   $    166,656  $    161,795
    Investments, at fair market value                 34,515        18,994
    Inventories                                       88,544        72,178
    Trade receivables                                  2,073         2,369
    Deferred income taxes                             18,130        17,443
    Other current assets                               8,680         9,756
                                                ------------  ------------
      Total current assets                           318,598       282,535
Property, plant and equipment, net                   358,866       393,412
Restricted cash                                       38,045        35,595
Other noncurrent assets                                9,263        11,487
                                                ------------  ------------
      Total assets                              $    724,772  $    723,029
                                                ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities
    Accounts payable                            $      8,901  $     14,662
    Accrued payroll and benefits                      26,481        24,111
    Property, production and franchise taxes
     payable                                          10,405        10,749
    Current portion of long-term debt                      -            97
    Other current liabilities                          3,689         5,489
                                                ------------  ------------
      Total current liabilities                       49,476        55,108
Long-term debt                                       195,977       210,947
Deferred income taxes                                 18,130        17,443
Accrued workers compensation                           4,737         6,761
Asset retirement obligation                            6,209         7,028
Other noncurrent liabilities                           3,855         4,448
                                                ------------  ------------
      Total liabilities                         $    278,384  $    301,735
                                                ------------  ------------
  Stockholders' equity
    Preferred stock, $0.01 par value, 1,000,000
     shares authorized; none issued                        -             -
    Common stock, $0.01 par value, 200,000,000
     shares authorized; 96,732,185 and
     93,665,855 shares issued and outstanding            967           937
    Paid-in capital                                  674,869       640,657
    Accumulated deficit                             (229,358)     (220,140)
    Accumulated other comprehensive loss                 (90)         (160)
                                                ------------  ------------
      Total stockholders' equity                     446,388       421,294
                                                ------------  ------------
      Total liabilities and stockholders'
       equity                                   $    724,772  $    723,029
                                                ============  ============

Stillwater Mining Company
Statements of Cash Flows
(Unaudited)
(in thousands)

                              Three months ended     Twelve months ended
                                 December 31,            December 31,
                            ----------------------  ----------------------
                               2009        2008        2009        2008
                            ----------  ----------  ----------  ----------
Cash flows from operating
 activities
Net loss                    $   (6,167) $ (133,805) $   (9,218) $ (116,943)
Adjustments to reconcile
 net loss to net cash
 provided by operating
 activities:
  Depreciation and
   amortization                 17,616      21,493      70,417      82,984
  Lower of cost or market
   inventory adjustments            13      14,205      10,892      16,623
  Induced conversion loss        8,097           -       8,097           -
  Restructuring costs                -       5,420           -       5,420
  Impairment of long-term
   investments                       -         345         119       3,374
  Impairment of property,
   plant and equipment               -      67,254           -      67,254
  Loss on trade receivables          -       3,410         595       3,410
  Loss on advances for
   inventory purchases               -      25,999         456      25,999
  Loss on disposal of
   property, plant and
   equipment                        87          66         689         196
  Asset retirement
   obligation                      156         228         606         885
  Stock issued under
   employee benefit plans        1,233       1,651       4,767       5,992
  Amortization of debt
   issuance costs                  243         264       1,036       3,214
  Share based compensation       1,726       1,282       6,674       5,063
Changes in operating assets
 and liabilities
  Inventories                  (12,688)     74,592     (26,496)     29,323
  Advances on inventory
   purchases                    (1,006)     11,526        (262)       (901)
  Trade receivables                 84       2,101         296       6,365
  Employee compensation and
   benefits                      1,285      (5,667)      2,379      (1,968)
  Accounts payable                (884)     (2,494)     (5,761)     (3,560)
  Property, production and
   franchise taxes payable      (2,007)       (680)       (937)        566
  Workers compensation               -      (1,596)     (2,024)     (3,221)
  Restricted cash               (2,100)     (9,540)     (2,450)     (9,540)
  Forward hedges                     -           -           -      (2,812)
  Other                          2,303      (5,373)       (203)     (3,480)
                            ----------  ----------  ----------  ----------
Net cash provided by
 operating activities            7,991      70,681      59,672     114,243
                            ----------  ----------  ----------  ----------
Cash flows from investing
 activities
  Capital expenditures          (7,252)    (18,993)    (39,534)    (82,277)
  Purchases of long-term
   investments                       -           -           -        (948)
  Proceeds from disposal of
   property, plant and
   equipment                       408          14         603         329
  Purchases of investments     (26,604)     (6,960)    (47,551)    (41,095)
  Proceeds from maturities
   of investments               10,978      10,916      31,759      49,424
                            ----------  ----------  ----------  ----------
Net cash used in investing
 activities                    (22,470)    (15,023)    (54,723)    (74,567)
                            ----------  ----------  ----------  ----------
Cash flows from financing
 activities
  Payments on long-term
   debt                              -         (98)        (97)    (98,539)
  Payments for debt
   issuance costs                    -           -           -      (5,098)
  Proceeds from issuance of
   convertible debentures            -           -           -     181,500
  Issuance of common stock           9          11           9       2,990
  Restricted cash                    -           -           -     (20,170)
                            ----------  ----------  ----------  ----------
Net cash provided by (used
 in) financing activities            9         (87)        (88)     60,683
                            ----------  ----------  ----------  ----------
Cash and cash equivalents
  Net increase (decrease)      (14,470)     55,571       4,861     100,359
Balance at beginning of
 period                        181,126     106,224     161,795      61,436
                            ----------  ----------  ----------  ----------
Balance at end of period    $  166,656  $  161,795  $  166,656  $  161,795
                            ==========  ==========  ==========  ==========

Proven and Probable Ore Reserves*
December 31, 2009

                                 Average
                                  Grade    Contained  % Change   % Change
                       Tons     (Oz/Ton)     Ounces    in Tons   in Ounces
                      (000's)    Pd + Pt    (000's)   from 2008  from 2008
                     ---------- ---------- ---------- ---------  ---------
Stillwater Mine
  Proven Reserves         2,606       0.66      1,712    -10.48%     -9.80%
  Probable Reserves      13,748       0.63      8,688     -2.01%     -2.50%
Total Stillwater
 Mine                    16,354       0.64     10,400     -3.46%     -3.78%

East Boulder Mine
  Proven Reserves         2,036       0.43        867     -1.45%     -7.27%
  Probable Reserves      22,607       0.41      9,347     17.73%      7.23%
Total East Boulder
 Mine                    24,643       0.41     10,214     15.87%      5.82%

Total Proven
 Reserves                 4,642       0.56      2,579     -6.73%     -8.97%
Total Probable
 Reserves                36,355       0.50     18,035      9.40%      2.31%
Total Proven and
 Probable Reserves       40,997       0.50     20,614      7.30%      0.75%

* In testing ore reserves at December 31, 2008, the Company applied the trailing 12-quarter combined average PGM market price of $556 per ounce, based upon the 12-quarter average palladium price of $324 per ounce and the
12-quarter average platinum price of $1,362.

Stillwater Mining Company
Key Factors
(Unaudited)

                                    Three months ended  Twelve months ended
                                       December 31,         December 31,
                                    ------------------- -------------------
                                      2009      2008      2009      2008
                                    --------- --------- --------- ---------
OPERATING AND COST DATA FOR MINE
 PRODUCTION
Consolidated:
Ounces produced (000)
Palladium                                 106        95       407       384
Platinum                                   32        29       123       115
                                    --------- --------- --------- ---------
Total                                     138       124       530       499
                                    ========= ========= ========= =========
Tons milled (000)                         275       273     1,086     1,060
Mill head grade (ounce per ton)          0.53      0.48      0.52      0.50
Sub-grade tons milled (000) (1)            29        25        98       146
Sub-grade tons mill head grade
 (ounce per ton)                         0.21      0.21      0.20      0.17
Total tons milled (000) (1)               304       298     1,184     1,206
Combined mill head grade (ounce per
 ton)                                    0.50      0.46      0.50      0.46
Total mill recovery (%)                    91        91        91        91
Total operating costs per ounce
 (Non-GAAP) (2) (8)                 $     306 $     408 $     310 $     336
Total cash costs per ounce
 (Non-GAAP) (2) (8)                 $     352 $     463 $     360 $     405
Total production costs per ounce
 (Non-GAAP) (2) (8)                 $     485 $     633 $     495 $     569
Total operating costs per ton
 milled (Non-GAAP) (2) (8)          $     139 $     170 $     139 $     139
Total cash costs per ton milled
 (Non-GAAP) (2) (8)                 $     160 $     193 $     161 $     167
Total production costs per ton
 milled (Non-GAAP) (2) (8)          $     220 $     264 $     222 $     236
Stillwater Mine:
Ounces produced (000)
Palladium                                  79        71       302       268
Platinum                                   24        21        92        81
                                    --------- --------- --------- ---------
Total                                     103        92       394       349
                                    ========= ========= ========= =========
Tons milled (000)                         182       192       727       690
Mill head grade (ounce per ton)          0.60      0.52      0.58      0.54
Sub-grade tons milled (000) (1)            16        11        50        78
Sub-grade tons mill head grade
 (ounce per ton)                         0.21      0.21      0.20      0.16
Total tons milled (000) (1)               198       203       777       768
Combined mill head grade (ounce per
 ton)                                    0.57      0.50      0.56      0.51
Total mill recovery (%)                    92        91        92        91
Total operating costs per ounce
 (Non-GAAP) (2) (8)                 $     285 $     377 $     297 $     318
Total cash costs per ounce
 (Non-GAAP) (2) (8)                 $     328 $     427 $     344 $     383
Total production costs per ounce
 (Non-GAAP) (2) (8)                 $     454 $     570 $     469 $     521
Total operating costs per ton
 milled (Non-GAAP) (2) (8)          $     148 $     171 $     150 $     144
Total cash costs per ton milled
 (Non-GAAP) (2) (8)                 $     171 $     193 $     174 $     174
Total production costs per ton
 milled (Non-GAAP) (2) (8)          $     236 $     258 $     238 $     237
East Boulder Mine:
Ounces produced (000)
Palladium                                  27        24       105       116
Platinum                                    8         8        31        34
                                    --------- --------- --------- ---------
Total                                      35        32       136       150
                                    ========= ========= ========= =========
Tons milled (000)                          93        81       359       370
Mill head grade (ounce per ton)          0.40      0.40      0.40      0.42
Sub-grade tons milled (000) (1)            13        14        48        68
Sub-grade tons mill head grade
 (ounce per ton)                         0.20      0.20      0.20      0.19
Total tons milled (000) (1)               107        95       407       438
Combined mill head grade (ounce per
 ton)                                    0.38      0.37      0.38      0.38
Total mill recovery (%)                    89        90        89        90
Total operating costs per ounce
 (Non-GAAP)  (2) (8)                $     369 $     430 $     347 $     378
Total cash costs per ounce
 (Non-GAAP)  (2) (8)                $     420 $     499 $     407 $     456
Total production costs per ounce
 (Non-GAAP)  (2) (8)                $     577 $     747 $     572 $     682
Total operating costs per ton
 milled  (Non-GAAP)  (2) (8)        $     121 $     145 $     116 $     130
Total cash costs per ton milled
 (Non-GAAP)  (2) (8)                $     137 $     168 $     136 $     156
Total production costs per ton
 milled  (Non-GAAP)  (2) (8)        $     189 $     252 $     191 $     234

Stillwater Mining Company

                                    Three Months ended  Twelve months ended
(Unaudited)                            December 31,        December 31,
                                    ------------------- -------------------
(in thousands, where noted)           2009      2008      2009      2008
                                    --------- --------- --------- ---------
SALES AND PRICE DATA

Ounces sold (000)
  Mine production:
    Palladium (oz.)                       100       102       393       399
    Platinum (oz.)                         28        31       123       115
                                    --------- --------- --------- ---------
      Total                               128       133       516       514
                                    --------- --------- --------- ---------

  PGM recycling: (5)
    Palladium (oz.)                        14        33        53       119
    Platinum (oz.)                         11        31        40       131
    Rhodium (oz.)                           2         7         9        25
                                    --------- --------- --------- ---------
      Total                                27        71       102       275
                                    --------- --------- --------- ---------

  Other: (6)
    Palladium (oz.)                         -         6        12        49
    Platinum (oz.)                          -         -         3         -
    Rhodium (oz.)                           -         -         -         -
                                    --------- --------- --------- ---------
      Total                                 -         6        15        49
                                    --------- --------- --------- ---------

  By-products from mining: (7)
    Rhodium (oz.)                           1         -         4         2
    Gold (oz.)                              2         3         9         9
    Silver (oz.)                            1         3         6        10
    Copper (lb.)                          172       213       776       940
    Nickel (lb.)                          187       222       856       932

Average realized price per ounce
 (3)
  Mine production:
    Palladium ($/oz.)               $     374 $     368 $     365 $     410
    Platinum ($/oz.)                $   1,296 $     929 $   1,137 $   1,387
      Combined ($/oz.)(4)           $     579 $     498 $     549 $     630

  PGM recycling: (5)
    Palladium ($/oz.)               $     288 $     340 $     282 $     401
    Platinum ($/oz.)                $   1,240 $   1,601 $   1,143 $   1,735
    Rhodium ($/oz.)                 $   1,513 $   6,889 $   2,088 $   7,807

  Other: (6)
    Palladium ($/oz.)               $       - $     237 $     213 $     409
    Platinum ($/oz.)                $       - $       - $   1,041 $       -
    Rhodium ($/oz.)                 $       - $       - $       - $       -

  By-products from mining:(7)
    Rhodium ($/oz.)                 $   2,293 $   1,550 $   1,543 $   7,939
    Gold ($/oz.)                    $   1,116 $     816 $     983 $     877
    Silver ($/oz.)                  $      18 $      10 $      15 $      14
    Copper ($/lb.)                  $    2.83 $    1.57 $    2.14 $    2.94
    Nickel ($/lb.)                  $    7.75 $    4.90 $    7.48 $    9.72

Average market price per ounce (4)
    Palladium ($/oz.)               $     347 $     191 $     263 $     352
    Platinum ($/oz.)                $   1,389 $     865 $   1,204 $   1,578
      Combined ($/oz.)(4)           $     579 $     348 $     487 $     628

(1) Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only.

(2) Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production). Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Total production costs include total cash costs plus asset retirement costs and depreciation and amortization. Income taxes, corporate general and administrative expenses, asset impairment write-downs, gain or loss on disposal of property, plant and equipment, restructuring costs, interest income and expense are not included in total operating costs, total cash costs or total production costs. Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations. These measures of cost are not defined under U.S. Generally Accepted Accounting Principles (GAAP). Please see "Reconciliation of Non-GAAP Measures to Costs of Revenues" and the accompanying discussion for additional detail.

(3) The Company's average realized price represents revenues, which include the effect of any applicable agreement floor and ceiling prices, hedging gains and losses realized on commodity instruments and agreement discounts, divided by ounces sold. The average market price represents the average London Bullion Market Association afternoon postings for the actual months of the period.

(4) The Company reports a combined average realized and market price of palladium and platinum at the same ratio as ounces that are produced from the base metal refinery.

(5) Ounces sold and average realized price per ounce from PGM recycling relate to ounces produced from processing of catalyst materials.

(6) Ounces sold and average realized price per ounce from other relate to ounces purchased in the open market for resale. Ounces in the years 2006 and 2005 also included palladium ounces received in the Norilsk Nickel transaction.

(7) By-product metals sold reflect contained metal. Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.

(8) Costs per ounce/ton have been revised due to a correction of an immaterial error in the costs of sales for recycled ounces in the full year of 2008, fourth quarter of 2008 and fourth quarter of 2009.

Reconciliation of Non-GAAP measures to costs of revenues

The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags from one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company's Statement of Operations and Comprehensive Income/(Loss)) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

Total Costs of Revenues: For the Company on a consolidated basis, this measure is equal to consolidated costs of revenues, as reported in the Statement of Operations and Comprehensive Income/(Loss). For the Stillwater Mine, East Boulder Mine, and other PGM activities, the Company segregates the expenses within costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in consolidated costs of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to consolidated costs of revenues as reported in the Company's Statement of Operations and Comprehensive Income/(Loss).

Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or consolidated) adjusted to exclude gains or losses on asset dispositions, costs and profit from secondary recycling, and changes in product inventories. This non-GAAP measure provides an indication of the total costs incurred in association with production and processing in a period, before taking into account the timing differences resulting from inventory changes and before any effect of asset dispositions or secondary recycling activities. The Company uses it as a comparative measure of the level of total production and processing activities in a period, and may be compared to prior periods or between the Company's mines. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated (for each mine or consolidated) as total costs of revenues adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, depreciation and amortization and asset retirement costs and changes in product inventories. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or consolidated by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company's mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Stillwater Mining Company
Reconciliation of Non-GAAP Measures to Costs of Revenues

(unaudited)  (in thousands,
 except per ounce and per ton    Three months ended   Twelve months ended
 costs)                             December 31,          December 31,
                                --------------------  --------------------
                                  2009       2008       2009       2008
                                ---------  ---------  ---------  ---------
Consolidated:

Reconciliation to consolidated
 costs of revenues:
Total operating costs
 (Non-GAAP)                     $  42,293  $  50,603  $ 164,142  $ 167,660
  Royalties, taxes and other        6,233      6,811     26,615     34,255
                                ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)     $  48,526  $  57,414  $ 190,757  $ 201,915
  Asset retirement costs              157        228        606        885
  Depreciation and amortization    17,572     21,445     70,239     82,792
  Depreciation and amortization
   (in inventory)                     740       (555)       762     (1,462)
                                ---------  ---------  ---------  ---------
Total production costs
 (Non-GAAP)                     $  66,995  $  78,532  $ 262,364  $ 284,130
  Change in product inventories    (4,271)    14,990     (6,797)    32,916
  Costs PGM recycling              20,728    110,352     76,483    449,497
  PGM recycling - depreciation         44         48        178        192
  Add: Profit from PGM
   recycling                        1,100      1,755      5,908     32,671
                                ---------  ---------  ---------  ---------
Total consolidated costs of
 revenues:  (2)                 $  84,596  $ 205,677  $ 338,136  $ 799,406
                                =========  =========  =========  =========

Stillwater Mine:
Reconciliation to costs of
 revenues:
Total operating costs
 (Non-GAAP)                     $  29,390  $  34,649  $ 116,913  $ 110,931
  Royalties, taxes and other        4,444      4,600     18,440     22,640
                                ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)     $  33,834  $  39,249  $ 135,353  $ 133,571
  Asset retirement costs              131        166        507        645
  Depreciation and amortization    12,221     13,006     47,527     47,748
  Depreciation and amortization
   (in inventory)                     620         25      1,227       (152)
                                ---------  ---------  ---------  ---------
Total production costs
 (Non-GAAP)                     $  46,806  $  52,446  $ 184,614  $ 181,812
  Change in product inventories    (2,678)     7,288     (7,393)     7,524
  Add: Profit from PGM
   recycling                          815      2,468      4,395     21,889
                                ---------  ---------  ---------  ---------
Total costs of revenues         $  44,943  $  62,202  $ 181,616  $ 211,225
                                =========  =========  =========  =========
East Boulder Mine:
Reconciliation to costs of
 revenues:
Total operating costs
 (Non-GAAP)                     $  12,903  $  13,768  $  47,229  $  56,729
  Royalties, taxes and other        1,789      2,211      8,175     11,615
                                ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)     $  14,692  $  15,979  $  55,404  $  68,344
  Asset retirement costs               26         62         99        240
  Depreciation and amortization     5,351      8,439     22,712     35,044
  Depreciation and amortization
   (in inventory)                     120       (580)      (465)    (1,310)
                                ---------  ---------  ---------  ---------
Total production costs
 (Non-GAAP)                     $  20,189  $  23,900  $  77,750  $ 102,318
  Change in product inventories    (1,593)     6,279     (5,145)     5,500
  Add: Profit from PGM
   recycling                          285      1,473      1,513     10,782
                                ---------  ---------  ---------  ---------
Total costs of revenues         $  18,881  $  31,652  $  74,118  $ 118,600
                                =========  =========  =========  =========
PGM recycling and Other:  (1)
Reconciliation to costs of
 revenues:
  Cost of open market purchases
   and palladium received in
   Norlisk Nickel Transaction   $       -  $   1,423  $   5,741  $  19,892
  PGM recycling - depreciation         44         48        178        192
  Costs of PGM recycling           20,728    110,352     76,483    449,497
                                ---------  ---------  ---------  ---------
Total costs of revenues         $  20,772  $ 111,823  $  82,402  $ 469,581
                                =========  =========  =========  =========

(1) PGM recycling and Other include PGM recycling and metal purchased on the open market for re-sale.

(2) Revenue from the sale of mined by-products are credited against gross production costs for Non-GAAP presentation. Revenue from the sale of mined by-products are reported on the Company's financial statements as mined revenue and are included in consolidated costs of revenues. Total costs of revenues in the above table have been reduced by approximately $6.1 million and $3.7 million for the fourth quarter of 2009 and 2008, respectively, and $23.6 million and $36.8 million for the years 2009 and 2008, respectively.

CONTACT:
Gregory A. Wing
(406) 373-8700